EXHIBIT 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is made and dated as of August 9, 2013, by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6340 Quadrangle Drive, Suite 100, Chapel Hill, NC 27517 (the “Company”), and Prabhavathi Fernandes, Ph.D, a citizen and resident of Orange County, North Carolina residing at 203 Old Franklin Grove Drive, Chapel Hill, NC 27514 (the “Executive”).

WITNESSETH:

WHEREAS, the Company presently employs Executive as its President and Chief Executive Officer; and

WHEREAS, the Company desires to continue to employ Executive as President and Chief Executive Officer of the Company, and Executive desires to continue to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1. Employment.

(a) Services. Executive will be employed by the Company as its President and Chief Executive Officer. Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with her position as President and Chief Executive Officer (the “Services”). Executive agrees to perform such Services faithfully, to devote substantially all of her working time, attention and energies to the business of the Company, and during the Term (as defined below), not to engage in any other business activity that is in conflict with her duties and obligations to the Company.

(b) Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2. Term.

Subject to earlier termination in accordance with Section 9 of this Agreement, Executive’s employment under this Agreement shall commence as of August 9, 2013 or such other date as may be agreed to by the Parties (the “Effective Date”) and shall continue for a term of five (5) years (the “Initial Term”). The Term may be extended for additional one (1) year periods upon the mutual written agreement of Executive and the Board. (The Initial Term and any extensions thereof are hereinafter referred to together as the “Term.”)

3. Best Efforts; Place of Performance.

(a) Executive shall devote substantially all of her business time, attention and energies to the business and affairs of the Company and shall use her best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Executive of her duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Nothwithstanding the foregoing, Executive may continue to maintain her membership in various scientific societies, boards of directors and scientific advisory boards in the biochemical and pharmaceutical areas and to serve on the editorial boards of industry journals, so long as such activities do not interfere with the performance by Executive of her duties hereunder or Executive’s availability to perform such duties, adversely affect, or negatively reflect upon, the Company, or violate Sections 6 or 7 of this Agreement.

(b) The duties to be performed by Executive hereunder shall be performed at the Company’s principal office in North Carolina or at such place as may be agreed upon by Executive and the Board.

4. Directorship. The Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout the Term and shall include her in the management slate for election as a director at every stockholders meeting during the Term at which her term as a director would otherwise expire. Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. As full compensation for the performance by Executive of her duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the initial rate of Four Hundred Forty-Seven Thousand Two Hundred Dollars ($447,200.00) per year. Payment shall be made in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be subject to annual review by the Board and may be adjusted by increase (but not decrease) in the Board’s discretion.

(b) Target Bonus. Executive shall participate in the Company’s annual target bonus program for executive officers with an annual target bonus opportunity of not less than fifty percent (50%) of Base Salary. Under the target bonus program, Executive shall be eligible for an annual target bonus conditioned upon the achievement of certain objectives determined by the Board. The Board shall have the sole discretion to establish such objectives, to determine whether Employee has achieved the objectives and to determine the amount of annual target bonus payable to Employee.

(c) Option Grants and Equity Awards.

Executive shall be entitled to participate in any stock option or equity compensation plan or program maintained by the Company and shall receive grants and awards under such plans or programs as determined in the discretion of the Board.

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law or authorized by Executive from all amounts payable to Executive under this Section 5.

(e) Expenses. The Company shall reimburse Executive for all normal, usual and necessary business expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Other Benefits. Executive shall be entitled to all rights and benefits for which she shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(g) Vacation. Executive shall, during the Term, be entitled to personal time off (“PTO”) of four (4) weeks per annum, in addition to holidays observed by the Company. In accordance with Company policy, Executive shall not be entitled to carry any PTO forward to the next year of employment, but shall be paid at year end and upon termination for any current year accrued but unused PTO days.

6. Confidentiality and Assignment of and Inventions Agreement. Executive has signed a Confidentiality and Assignment of Inventions Agreement with an effective date of on or about November 11, 2010. Such agreement shall remain in effect and enforceable in accordance with its terms and a breach of such Confidentiality and Assignment of Inventions Agreement shall constitute a breach of this present Agreement.

7. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) While Executive is employed by the Company and for a period of eighteen (18) months after the termination or cessation of such employment by either party for any reason whatsoever, Executive will not, directly on her own behalf or indirectly for or in conjunction with others:

(i) Within the Restricted Territory (as defined in subsection (b) below), engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that compete with the products being sold or developed by the Company at the time of Executive’s termination (collectively, the “Competitive Products”) in any management or executive role in which Executive would perform duties that are the same or substantially similar to those duties actually performed by Executive for the Company prior to the termination of Executive’s employment or in any position where Executive or such business or enterprise would benefit from Executive’s use or disclosure of the Company’s Proprietary Information as defined in the Confidentiality and Assignment of Inventions Agreement;

(ii) Within the Restricted Territory, solicit or accept employment or be retained by an individual or entity who, at any time during the term of this Agreement, was an agent, client, licensee, or customer of the Company, where Executive would have any management or executive role or be in any position (whether as an employee, contractor or consultant) in which Executive would perform duties that are the same or substantially similar to those duties actually performed by Executive for the Company prior to the termination of Executive’s employment or in any position where Executive or such individual or entity would benefit from Executive’s use or disclosure of the Company’s Proprietary Information as defined in the Confidentiality and Assignment of Inventions Agreement;

(iii) Within the Restricted Territory, become financially interested in an enterprise that is engaged, as a substantial part of its operations, in developing, manufacturing, marketing, licensing or selling the Competitive Products; provided, however, that nothing in this Agreement shall be construed to prevent Executive from owning less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange;

(iv) Solicit or accept the business of any customer of the Company whom Executive solicited or serviced for the Company during the last eighteen (18) months of Executive’s employment with the Company for the purpose of selling or providing Competitive Products to such customer; and/or

(v) Solicit, induce or encourage any employee, consultant, or independent contractor of the Company to terminate the employment or contracting relationship with the Company.

(b) For purposes of this Agreement, the “Restricted Territory” means North America; if such territory is determined to be overly broad, the United States; or, if such territory is determined to be overly broad, any state or province in which the Company engages in business or sells or licenses its products. Provided, however, it shall not be a violation of this Section 5 for Executive to work for any Competitor located outside of the Restricted Territory, so long as that Competitor does not manufacture, market, license or sell any Competitive Products that compete with the Company’s products within the Restricted Territory.

(c) During the Term of this Agreement and at all times thereafter, the Company and Executive each further agree that neither party shall directly or indirectly disparage or defame the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) If Executive breaches any provisions of this Agreement or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled to injunctive relief to enforce these restrictions and (ii) have the right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively, the “Benefits”) derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Section 7, and Executive hereby agrees to account for and pay over such Benefits to the Company. Notwithstanding the foregoing, the sole remedy available to the Company with respect to a breach by Executive of (a)(i), (a)(iv) or (a)(v) above that relates to Competitive Products other than a product or products in the fusidane or macrolide classes of products shall be termination effective as of the breach of any remaining payment obligations pursuant to Section 10(d) of this Agreement or, as applicable, Section 2(b) of that certain Change in Control Severance Agreement of even date herewith.

(e) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by Executive.

Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which she is bound.

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

9. Termination. Executive’s employment hereunder shall terminate immediately upon Executive’s death. In addition, this Agreement may be terminated as follows:

(a) Executive’s employment hereunder may be terminated by the Board for Cause. “Cause” shall be determined by a majority of the Board (excluding Executive) and shall mean:

(i) The willful failure, disregard or refusal by Executive to perform her duties hereunder other than due to illness, injury or disability;

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates;

(iii) Willful misconduct by Executive in respect of the duties or obligations of Executive under this Agreement, including, without limitation, insubordination with respect to lawful directions received by Executive from the Board;

(iv) Executive’s conviction of any felony (including entry of a nolo contendere or no contest plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive personally engaged in some form of discrimination, harassment or retaliatory conduct prohibited by law (including, without limitation, discrimination based on race, color, religion, sex, national origin, age, disability or other status protected by law), unless Executive’s actions were specifically directed by the Board;

(vi) Any violation of the Company’s Code of Conduct (as it may be modified from time to time) or Insider Trading Policy or other similar policies that injures, or in the determination of the Board, has the potential to injure in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates, that, if capable of being cured, is not cured by Executive within thirty (30) days after notice thereof is given to Executive by the Company;

(vii) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(viii) Breach by Executive of the Confidentiality and Assignment of Inventions Agreement or any of the provisions of Sections 7 or 8 of this Agreement that, if capable of being cured, is not cured by Executive within thirty (30) days after notice thereof is given to Executive by the Company; and

(ix) Breach by Executive of any provision of this Agreement other than those contained in the Confidentiality and Assignment of Inventions Agreement or Sections 7 or 8 that, if capable of being cured, is not cured by Executive within thirty (30) days after notice thereof is given to Executive by the Company.

(b) Executive’s employment hereunder may be terminated by the Board due to Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to Executive supported by a written statement from a reputable independent physician to the effect that Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, her employment hereunder by reason of physical or mental illness or injury even with a reasonable accommodation, or (ii) upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform the essential job duties of her position hereunder even with a reasonable accommodation for ninety (90) or more consecutive days, or more than one hundred twenty (120) days in any consecutive twelve month period, by reason of any physical or mental illness or injury. Provided, however, nothing herein shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law. For purposes of this Section 9(b), Executive agrees to make her self available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) Executive’s employment hereunder may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to Executive of duties materially inconsistent with Executive’s position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of Executive’s duties and responsibilities or any material change in Executive’s direct reporting relationship to the Board (other than a change in the composition of the Board); (iii) any reduction or series of reductions in an excess of ten percent (10%) by the Company of Executive’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including Executive, shall not be deemed a reduction of Executive’s compensation package for purposes of this definition); or (iv) a change of more than thirty-five (35) miles in the geographic location at which Executive must perform the Services.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination.

(d) Executive’s employment hereunder may be terminated by the Board upon thirty (30) days’ written notice without Cause.

10. Compensation upon Termination.

(a) If Executive’s employment is terminated under circumstances such that Executive will be eligible to receive severance payments under that certain Change in Control Severance Agreement of even date herewith, then the Company shall pay to Executive under this present Agreement (without duplication of any such payments under the Change in Control Agreement) only her Base Salary through the date of her termination, plus her Target Bonus based upon the average percentage achievement of target objectives for the prior three (3) years, pro rated through the date of her termination, all minus applicable withholdings required by law or authorized by Executive, and any expense reimbursement amounts owed through the date of termination. Except as provided under the terms of the Company’s employee benefit plans (as generally applied to executive officers ), Executive shall have no further entitlement to any other compensation or benefits from the Company under this Agreement.

(b) If Executive’s employment terminates as a result of her death or Disability, or if Executive’s employment is terminated due to a non-renewal of the Term pursuant to Section 2, then the Company shall pay to Executive her Base Salary through the termination date, plus her Target Bonus based upon the average percentage achievement of target objectives for the prior three (3) years, pro rated through the date of her termination, all minus applicable withholdings required by law or authorized by Employee, and any expense reimbursement amounts owed through the date of termination. Except as provided under the terms of the Company’s employee benefit plans (as generally applied to executive officers ), Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) If Executive’s employment is terminated by the Board for Cause, then the Company shall pay to Executive her Base Salary through the date of her termination, minus applicable withholdings required by law or authorized by Employee, and any expense reimbursement amounts owed through the date of termination. Except as provided under the terms of the Company’s employee benefit plans (as generally applied to executive officers ), Executive shall have no further entitlement to any other compensation or benefits from the Company.

(d) If Executive’s employment is terminated by the Company without Cause (and not due to the expiration and non-renewal of the Term or Executive’s death or Disability) or by Executive for Good Reason, the Company will pay her the Base Salary through the date of her termination, plus her Target Bonus based upon the average percentage of achievement of target objectives for the prior three (3) years, pro rated through the date of her termination, all minus applicable withholdings required by law or authorized by Executive, plus any unpaid reimbursement amounts for business expenses incurred through the date of termination, and, in addition, if (i) such termination results in Executive incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); (ii) Executive has not breached this Agreement; and (iii) Executive signs and does not revoke within sixty (60) days after the termination date a general release of claims against the Company related to her employment (the “Release”), in form and substance satisfactory to the Company the Company shall:

(i) Continue to pay to Executive an amount equal to her Base Salary for a period of eighteen (18) months following such termination, plus one and one half times her Target Bonus based upon the average percentage of achievement of target objectives for the prior three (3) years, payable in eighteen (18) equal monthly payments, all minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive; and

(ii) Conditioned on Executive’s proper and timely election to continue her health insurance benefits under COBRA after the Termination Date, reimburse Executive’s applicable COBRA premiums for the lesser of eighteen (18) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer.

The Company shall pay the Base Salary and any pro rated Target Bonus in accordance with the Company’s regular payroll schedule, beginning within fifteen (15) days immediately following her termination. Notwithstanding the foregoing, any amount that would be payable within the 60-day period following Executive’s termination if Executive signed and did not revoke the general release on the day of her termination shall be delayed until the 61st day following Executive’s termination. The Company shall pay the COBRA payment on the first day of the month immediately following the month to which it relates. Each such COBRA payment shall be treated as taxable wages to Executive. The Company shall pay any other amounts due pursuant to this paragraph at the same time the amount would have been paid had Executive remained employed by the Company;

(iii) Except as provided under the terms of the Company’s employee benefit plans or as provided by that certain Change in Control Severance Agreement of even date herewith, Executive shall have no further entitlement to any other compensation or benefits from the Company.

(e) Except as provided under the terms of the Company’s employee benefit plans, as generally applied to the Company’s executive officers (including but not limited to 401(k), group insurance and equity compensation plans), or as provided by that certain Change in Control Severance Agreement between Executive and the Company of even date herewith, this Section 10 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided in such Change in Control Severance Agreement, Section 10 or under the terms of the Company’s employee benefit plans.

(f) Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g) Payments to be made under this Section 10 are hereby designated and shall at all times be treated as a series of separate payments and not a single payment pursuant to Treasury Regulation § 1.409A-2(b)(2)(iii). To the maximum extent permitted under Section 409A, the payments described in this Section 10 are intended to qualify as short-term deferrals meeting the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii).

(h) To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”), including without limitation compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception). The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its commercially reasonable best efforts to provide Executive with substantially the same benefits and payments she would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated or deferred in violation of Section 409A. The parties further agree that any payments of deferred compensation that are to be made as a result of Executive’s separation from service must be delayed pursuant to Section 409A until the earlier of the day that is six (6) months plus one day after such separation from service, or death of Executive, but only if Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and only to the extent the delay is required under Section 409A.

(i) If Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which she is due under this Section 10, then such remaining payments, monthly installments or benefits shall be payable to her estate with no change in the time or form of payment.

(j) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Miscellaneous.

(a) This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof (except for any disputes arising out of or related to Sections 6 or 7 of the Agreement), shall be finally settled by binding arbitration conducted in Raleigh, North Carolina and administered by the American Arbitration Association (“AAA”) pursuant to its then-current Employment Arbitration Rules and Mediation Procedures (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA’s selection procedures. The arbitrator’s award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator’s discretion, attorneys’ fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute. Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Executive. Each party shall pay the fees of its or her attorneys, the expenses of its or her witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Orange County, North Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or her if sent by registered mail addressed to it or her at the address referred to in Section 11(g) of this Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment shall release the Company of its obligations hereunder.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement, the Change in Control Severance Agreement and the Indemnification Agreement executed by Executive and the Company set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l) Executive acknowledges that she has been advised by the Company to seek the advice of independent legal counsel prior to entering into this Agreement. The Company agrees to reimburse Executive up to $7,500 for the services of such counsel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CEMPRA, INC.

By:
Name:	Garheng Kong, M.D., Ph.D.
Title:	Chairman of the Board

EXECUTIVE

By:
Name:	Prabhavathi Fernandes, Ph.D.